SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.


                                  SCHEDULE 13G



                   (Under the Securities Exchange Act of 1934)
                               (Amendment No.5 )*


                                 CONGOLEUM CORP.
                         ------------------------------
                                (Name of Issuer)


                              COMMON STOCK/CLASS A
                        ---------------------------------
                         (Title of Class of Securities)


                                    207195108
                             -----------------------
                                 (Cusip Number)


Check the appropriate box to designate the rule pursuant to which tis Schedule is filed:
           [X] Rule 13d-1(b)

           [_] Rule 13d-1(c)

           [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                      [Continued on the following page(s)]
                                Page 1 of 4 Pages

CUSIP No.     207195108                                        Page 2 of 4 Pages
              ---------
--------------------------------------------------------------------------------
1.   Name of reporting person
     S.S. or I.R.S. identification no. of above person

     David L. Babson and Company Incorporated
     04-1054788
--------------------------------------------------------------------------------
2.   Check the appropriate box if a member of a group*s
                                                                   (a)(   )
                                                                   (b)( X )
--------------------------------------------------------------------------------
3.   SEC use only


--------------------------------------------------------------------------------
4.   Citizenship or place of organization

     Massachusetts
--------------------------------------------------------------------------------
                                            5.       Sole Voting Power

                                                     702,600
     Number of                              ------------------------------------
      shares                                6.       Shared Voting Power
    beneficially
     owned by                                        none
      each                                   -----------------------------------
     Reporting                              7.       Sole Dispositive Power
      person
       with                                          702,600
                                            ------------------------------------
                                            8.       Shared Dispositive Power

                                                     none
--------------------------------------------------------------------------------
9.   Aggregate amount beneficially owned by each reporting person

     702,600
--------------------------------------------------------------------------------
10.  Check if the aggregate amount in row (9) excludes certain shares*

                                                                      [   ]
--------------------------------------------------------------------------------
11.  Percent of class represented by amount in row 9

     17.01%
--------------------------------------------------------------------------------
12.  Type of Reporting person

     IA
--------------------------------------------------------------------------------

CUSIP No.     207195108                                        Page 3 of 4 Pages
              ---------
                                  SCHEDULE 13G

Item 1(a):  Name of Issuer:
            ---------------
            CONGOLEUM CORP.

Item 1(b):  Address of Issuer's Principal Executive Offices:
            ------------------------------------------------
            3705 Quakerbridge Road
            Mercivelle, New Jersey  08619-0127

Item 2(a):  Name of Person Filing:
            ----------------------
            David L. Babson and Company Incorporated ("DLB")

Item 2(b):  Address of Principal Business Office:
            -------------------------------------
            One Memorial Drive
            Cambridge, Massachusetts  02142-1300

Item 2(c):  Citizenship:
            ------------
            See Item 4 of Cover Page

Item 2(d):  Title of Class of Securities:
            -----------------------------
            See Cover Page

Item 2(e):  CUSIP Number:
            -------------
            See Cover Page

Item 3:     Type of Reporting Person:
            -------------------------
            See Item 12 of Cover Page

Item 4:     Ownership:
            ----------
     (a) Amount Beneficially Owned: DLB, in its capacity as investment adviser, may be deemed the beneficial owner of 702,600 shares of common stock of the Issuer which are owned by numerous investment advisory clients.

     (b)    Percent of Class: 17.01%

     (c) For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.

CUSIP No.     207195108                                        Page 4 of 4 Pages
              ---------

Item 5:     Ownership of Five Percent or Less of a Class:
            ---------------------------------------------
            Not Applicable

Item 6:     Ownership of More than Five Percent on Behalf of Another Person:
            ----------------------------------------------------------------
            Babson Enterprise Fund, Inc.
            Bell Atlantic Master Pension Trust

Item 7: Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
            -------------------------------------------------------------
            Not Applicable

Item 8:     Identification and Classification of Members of the Group:
            ----------------------------------------------------------
            Not Applicable

Item 9:     Notice of Dissolution of Group:
            -------------------------------
            Not Applicable

Item 10:    Certification:
            --------------
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

            Signature:

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Date:  October 12, 1999


                                        Signature: /s/ John E. Deitelbaum
                                        ---------------------------------
                                        Name/Title:  John E. Deitelbaum
                                        Vice President and General Counsel